Exhibit 10.34

SUMMARY PLAN DESCRIPTION

401(k) Incentive Savings Plan for Salaried and Hourly

Employees of Kewaunee Scientific Corporation

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation

SUMMARY PLAN DESCRIPTION				1

I.		BASIC PLAN INFORMATION		2

	A.		ACCOUNT	2
	B.		BENEFICIARY	2
	C.		DEFERRAL CONTRIBUTION	2
	D.		EMPLOYEE	2
	E.		EMPLOYER	2
	F.		ERISA	2
	G.		HIGHLY COMPENSATED EMPLOYEE	2
	H.		NON-HIGHLY COMPENSATED EMPLOYEE	2
	I.		PARTICIPANT	2
	J.		PLAN TYPE	3
	K.		PLAN ADMINISTRATOR	3
	L.		PLAN NUMBER	3
	M.		PLAN SPONSOR	3
	N.		PLAN YEAR	3
	O.		SERVICE OF PROCESS	3
	P.		TRUSTEE	3

II.		PARTICIPATION		3

	A.		ELIGIBILITY REQUIREMENTS	3

III.		CONTRIBUTIONS		4

	A.		COMPENSATION	4
	B.		EMPLOYEE DEFERRAL CONTRIBUTIONS	4
		1.	Regular Deferral Contributions	4
		2.	Age 50 and Over Catch-Up Contributions	5
	C.		EMPLOYEE AFTER-TAX CONTRIBUTIONS	5
	D.		EMPLOYER MATCHING CONTRIBUTIONS	5
		1.	Safe Harbor Matching Contributions	5
	E.		NONELECTIVE CONTRIBUTIONS	5
		1.	Fixed Nonelective Contributions	5
	F.		QUALIFIED NONELECTIVE CONTRIBUTIONS	5
	G.		LIMIT ON CONTRIBUTIONS	6
	H.		ROLLOVER CONTRIBUTIONS	6

IV.		INVESTMENTS		6

	A.		INVESTMENTS	6
	B.		FIDELITY® PORTFOLIO ADVISORY SERVICE AT WORK	7
	C.		STATEMENT OF ACCOUNT	7
	D.		ELECTION	7

V.		VESTING		8

VI.		PARTICIPANT LOANS		8

	A.		GENERAL LOAN RULES	8
	B.		SPECIFIC LOAN PROCEDURES	8
		1.	Loan Application	8
		2.	Loan Amount	8
		3.	Number of Loans	9
		4.	Interest Rate	9
		5.	Loan Repayments and Loan Maturity	9
		6.	Default or Termination of Employment	9

VII.		IN SERVICE WITHDRAWALS		9

	A.		HARDSHIP WITHDRAWALS	9

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	i

	B.		WITHDRAWALS AFTER AGE 70 1 /2		10
	C.		WITHDRAWALS AFTER NORMAL RETIREMENT AGE		10
	D.		WITHDRAWALS OF AFTER-TAX CONTRIBUTIONS		10
	E.		WITHDRAWALS OF QUALIFIED VOLUNTARY EMPLOYEE CONTRIBUTIONS		10
	F.		WITHDRAWALS OF ROLLOVER CONTRIBUTIONS		10

VIII.		DISTRIBUTION OF BENEFITS			10

	A.		ELIGIBILITY FOR BENEFITS		10
	B.		DISTRIBUTABLE EVENTS		11
		1.	Death		11
		2.	Disability		11
		3.	Retirement		11
		4.	Minimum Required Distributions		11
		5.	Termination of Employment		11
	C.		FORM OF PAYMENTS		12
		1.	Lump Sum Distributions		12
			a)	Non-rollover Distribution	12
			b)	Direct Rollover Distribution	12
			c)	Combination Non-rollover Distribution and Direct Rollover Distribution	12
		2.	Installment Distributions		13

IX.		MISCELLANEOUS INFORMATION			13

	A.		BENEFITS NOT INSURED		13
	B.		ATTACHMENT OF YOUR ACCOUNT		13
	C.		PLAN-TO-PLAN TRANSFER OF ASSETS		13
	D.		PLAN AMENDMENT		13
	E.		PLAN TERMINATION		13
	F.		INTERPRETATION OF PLAN		14
	G.		ELECTRONIC DELIVERY		14

X.		INTERNAL REVENUE CODE TESTS			14

	A.		NON-DISCRIMINATION TESTS		14
	B.		TOP HEAVY TEST		14

XI.		PARTICIPANT RIGHTS			14

	A.		CLAIMS		14
		1.	Claims Procedures		14
		2.	Review Procedures (For Appeal of an Adverse Benefit Determination)		15
	B.		STATEMENT OF ERISA RIGHTS		16

XII.		SERVICES AND FEES			17

APPENDIX A. INVESTMENT OPTIONS					18

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SUMMARY PLAN DESCRIPTION

401(K) INCENTIVE SAVINGS PLAN FOR SALARIED AND HOURLY EMPLOYEES OF KEWAUNEE

SCIENTIFIC CORPORATION

The 401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation (the “Plan”) of Kewaunee Scientific Corp. has been amended as of 09/01/2009 (the “Effective Date”). This Plan is intended to be a qualified retirement plan under the Internal Revenue Code.

The purpose of the plan is to enable eligible Employees to save for retirement. As well as retirement benefits, the plan provides certain benefits in the event of death, disability, or other termination of employment. The Plan is for the exclusive benefit of eligible Employees and their Beneficiaries.

This booklet is called a Summary Plan Description (“SPD”) and it contains a summary in understandable language of your rights and benefits under the plan. If you have difficulty understanding any part of this SPD, you should contact the Plan Administrator identified in the Basic Plan Information section of this document during normal business hours for assistance.

This SPD is a brief description of the principal features of the plan document and trust agreement and is not meant to interpret, extend or change these provisions in any way. A copy of the plan document is on file with the Plan Administrator and may be read by any employee at any reasonable time. The plan document and trust agreement shall govern if there is a discrepancy between this SPD and the actual provisions of the plan.

This SPD is based on the federal tax implications of your participation in the Plan, transactions made within your Account, and distributions you may receive from the plan. The state tax implications of your participation and these transactions should be determined based on an examination of appropriate state law. Please consult with your tax advisor if you have any questions regarding state tax law.

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	1

I. Basic Plan Information

The information in this section contains definitions to some of the terms that may be used in this SPD and general Plan information. If the first letter of any of the terms defined below is capitalized when it is used within this SPD, then it represents the indicated defined term.

A.	Account

An Account shall be established by the Trustee to record contributions made on your behalf and any related income, expenses, gains or losses. It may also be referred to as an Account balance.

B.	Beneficiary

This is the person or persons (including a trust) you designate, or who are identified by the plan document if you fail to designate or improperly designate, who will receive your benefits in the event of your death. You may designate more than one Beneficiary.

C.	Deferral Contribution

This is a contribution taken directly from the pay of an Employee and contributed to the Plan, subject to certain limits (described below). The plan permits you to make only pre-tax Deferral Contributions.

D.	Employee

An Employee is an individual who is employed by your Employer as a common law employee or, in certain cases, as a leased employee and is not terminated.

E.	Employer

The name and address of your Employer is:

Kewaunee Scientific Corp.

2700 West Front Street

Statesville, NC 28677

(704) 871-3201

Your Employer’s federal tax identification number is: 38-0715562

F.	ERISA

The Employee Retirement Income Security Act of 1974 (ERISA) identifies the rights of Participants and Beneficiaries covered by a qualified retirement plan.

G.	Highly Compensated Employee

An Employee is considered a highly compensated Employee if (i) at anytime during the current or prior year you own, or are considered to own, at least five percent of your Employer, or (ii) received compensation from your Employer during the prior year in excess of $105,000, as adjusted.

H.	Non-Highly Compensated Employee

An Employee who is not a Highly Compensated Employee.

I.	Participant

A participant is an eligible Employee who has satisfied the eligibility and entry date requirements and is eligible to participate in the Plan or a formerly eligible Employee who has an account balance remaining in the Plan.

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J.	Plan Type

The 401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation is a defined contribution plan. These types of plans are commonly described by the method by which contributions for participants are made to the plan. The 401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation is a 401(k) deferral plan. More information about the contributions made to the plan can be found in Section III, Contributions.

K.	Plan Administrator

The Plan Administrator is responsible for the administration of the Plan and its duties are identified in the plan document. In general, the Plan Administrator is responsible for providing you and your Beneficiaries with information about your rights and benefits under the Plan. The name and address of the Plan Administrator is:

Kewaunee Scientific Corp.

2700 West Front Street

Statesville, NC 28677

(704) 871-3201

L.	Plan Number

The three digit IRS number for the Plan is 006.

M.	Plan Sponsor

Your Employer is the sponsor of the Plan.

N.	Plan Year

The Plan Year is the twelve-month period ending on the last day of December. Your Employer may only change or have changed the Plan Year by amending and restating to a new Plan Document.

O.	Service of Process

The plan’s agent for service of legal process is the Plan Administrator.

P.	Trustee

The trustee is responsible for trusteeing the Plan’s assets. The trustee’s duties are identified in the trust agreement and relate only to the assets in its possession. The name and address of the Plan’s Trustee are:

Fidelity Management Trust Company

82 Devonshire Street

Boston, MA 02109

II. Participation

A.	Eligibility Requirements

You are eligible to participate in the Plan if you are an Employee.

However, you are not eligible to participate if you are:

•	a resident of Puerto Rico

•	covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations

•	a Leased Employee

•	a nonresident alien with no income from a U.S. source.

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You are also not eligible to participate if you are an individual who is a signatory to a contract, letter of agreement, or other document that acknowledges your status as an independent contractor not entitled to benefits under the Plan and you are not otherwise classified by the Employer as a common law employee or the Employer does not withhold income taxes, file Form W-2 (or any replacement form), or remit Social Security payments to the Federal government for you, even if you are later adjudicated to be a common law employee.

You will become eligible to participate in the Plan according to the table below:

Contribution type	Age Requirement	Service Requirement	Entry Date
All Sources	20	3 month(s)	First day of each month

Once you become a Participant you are eligible to participate in the Plan until you terminate your employment with your Employer or become a member of a class of Employees excluded from the Plan. If you terminate your employment after you have met the eligibility requirements, and are later re-employed by your Employer, you will again be eligible to participate in the Plan when you complete one hour of service.

III. Contributions

After you satisfy the participation requirements in Section II of this Summary Plan Description, you will be eligible to make Deferral Contributions and after-tax contributions. In addition, your Employer may make matching and nonelective contributions to your Account. The type(s) of contributions available under the Plan are described in this section.

A.	Compensation

Compensation must be defined to compute contributions under the Plan. For purposes of determining contributions, only Compensation paid to you for services you performed while employed as an Eligible Employee shall be considered. Eligible compensation for computing contributions under the Plan is the taxable compensation for a Plan Year reportable by your Employer on your IRS Form W-2, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits and including salary reduction contributions you made to an Employer sponsored cafeteria, qualified transportation fringe, simplified employee pension, 401(k), 457(b) or 403(b) plan.

The definition of compensation for your plan for purposes of computing contributions also excludes certain amounts from certain contribution source types as indicated in the table below.

Source	Exclusion (s)
Employee Deferral Contributions, Employee After-Tax Contributions, Safe Harbor Match and Qualified Nonelective Contributions	No Exclusions.

Employer Nonelective Contributions	No Exclusions.

Compensation for your first year of eligible Plan participation will be measured only for that portion of your initial Plan Year that you are eligible. Tax laws limit the amount of compensation that may be taken into account each Plan Year; the maximum amount for the 2010 Plan Year is $245,000.

B.	Employee Deferral Contributions

1.	Regular Deferral Contributions

You may elect to defer a percentage of your eligible compensation into the Plan after you satisfy the Plan’s eligibility requirements. The percentage of your eligible compensation you elect will be withheld from each payroll and contributed to an Account in the Plan on your behalf. For pre-tax contributions being withheld from your compensation, the percentage you defer is subject to an annual limit of the lesser of 60% of eligible compensation or $16,500 (in 2010; thereafter as adjusted by the Secretary of the Treasury) in a calendar year.

All Deferral Contributions will be withheld from your pay on a pre-tax basis (for federal income tax purposes).

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Your Deferral Contributions cannot be forfeited for any reason, however, there are special Internal Revenue Code rules that must be satisfied and may require that some of your contributions be returned to you. The Plan Administrator will notify you if any of your contributions will be returned. You may increase or decrease the amount you contribute as of the first day of each month. You may also completely suspend your contributions which you may resume as of the first day of each month. If you want to increase, decrease, suspend, or resume your Deferral Contributions, you must call the Fidelity Retirement Benefits Line at 1-800-835-5097 or access the NetBenefits® web site at www.401k.com.

2.	Age 50 and Over Catch-Up Contributions

The Plan provides that participants who are projected to be age 50 or older by the end of the calendar year and who are making Deferral Contributions to the Plan may also make a catch-up contribution of up to $5,500 (in 2009; thereafter as adjusted by the Secretary of the Treasury).

C.	Employee After-Tax Contributions

After you satisfy the Plan’s eligibility and entry date requirements, you may elect to contribute a percentage of your eligible compensation into the Plan on an after-tax basis. You may contribute a percentage of not less than one percent of eligible compensation up to an annual maximum of 100%. However, there are special Internal Revenue Code rules which must be satisfied and the maximum amount you may contribute may be a lower percentage. The Plan Administrator will notify you if any of your contributions will be returned. Your Employer may refuse to accept your after-tax contributions if they will have an adverse effect on the Plan’s non-discrimination tests. Your after-tax contributions belong to you and cannot be forfeited for any reason.

D.	Employer Matching Contributions

You become eligible for matching contributions only if you make Deferral Contributions. For purposes of determining your matching contributions under the Plan, your Contributions will not include Age 50 and Over Catch-Up Contributions, except in unusual circumstances where otherwise required by the safe harbor matching contributions formula. Employer matching contributions must be allocated to your Account in the Plan within prescribed legal time limits.

1.	Safe Harbor Matching Contributions

Your Employer has elected to make matching contributions to all Participants in an amount equal to 100% of the first three percent of your eligible compensation, and 50% of the next two percent of your eligible compensation, contributed to the Plan as Deferral Contributions. These contributions satisfy certain Internal Revenue Code requirements and eliminate the need for the Plan to perform certain non-discrimination annual tests. You will be 100% vested in these contributions when made. These contributions may be distributed under the same circumstances which allow your Deferral Contributions to be distributed (i.e., death, disability, separation from service, and termination of the plan without the establishment of a successor plan) but you may not request a hardship withdrawal of these contributions. In addition, prior to the beginning of each Plan Year, your Employer will provide written notice to you describing your rights and obligations under the Plan. Your Employer will provide this notice to you at least 30 days (but no more than 90 days) before the beginning of each Plan Year for which this election to make Safe Harbor Matching contributions continues to apply. If you become eligible to participate during the Plan Year, the notice will be provided no more than 90 days before you become eligible (and no later than the date you become eligible).

E.	Nonelective Contributions

1.	Fixed Nonelective Contributions

You must be employed as of the last day of the Plan Year to be eligible for any nonelective contributions that may be made for that Plan Year. You do not need to satisfy this requirement if you die, become disabled or retire during the Plan Year. Your Employer will make a contribution on your behalf in an amount equal to 1% of your compensation for the Plan Year.

F.	Qualified Nonelective Contributions

Your Employer may designate all or a portion of any nonelective contributions for a Plan Year as “qualified nonelective contributions” and allocate them to Non-Highly Compensated Employees to help the Plan pass one or more annually required Internal Revenue Code nondiscrimination test(s). You will be 100% vested in these contributions and may not request a hardship withdrawal of these contributions.

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G.	Limit on Contributions

Federal law requires that amounts contributed by you and on your behalf by your Employer for a given limitation year generally may not exceed the lesser of:

$49,000 (or such amount as may be prescribed by the Secretary of the Treasury); or

100% of your annual compensation.

The limitation year for purposes of applying the above limits is the twelve month period ending December 31st. Contributions under this Plan, along with Employer contributions under any other Employer-sponsored defined contribution plans, may not exceed the above limits. If this does occur, then excess contributions in your Account may be forfeited or refunded to you based on the provisions of the Plan document. You will be notified by the Plan Administrator if you have any excess contributions. Income tax consequences may apply on the amount of any refund you receive.

H.	Rollover Contributions

You can roll over part or all of an eligible rollover distribution you receive from an eligible retirement plan into this Plan even if you have not yet satisfied the age and Eligibility service requirements described in Section II above; however you will not become a Participant in the Plan and become entitled to make Deferral Contributions and share in Employer contributions until you have met the Plan’s eligibility and entry date requirements. An eligible retirement plan is a qualified plan under Section 401(a), a 403(a) annuity plan, a 403(b) annuity contract, an eligible 457(b) plan maintained by a governmental employer, and an individual retirement account and individual retirement annuity. An eligible rollover distribution includes any distribution from an eligible retirement plan, except any distribution from an individual retirement account or an individual retirement annuity consisting of nondeductible contributions or any distribution from a 403(b) annuity contract consisting of after-tax employee contributions. Making Rollover Contributions to the Plan that consist of assets other than qualified 401(a) plan assets may result in the loss of favorable capital gains or ten year income averaging tax treatment that may otherwise be available with respect to a lump sum distribution to you from the Plan. The loss of this favorable tax treatment may also occur if you make a Rollover Contribution to the Plan that consists of qualified 401(a) plan assets under certain circumstances. If you may be eligible for this special tax treatment, you should consult your tax advisor and carefully consider the impact of making a Rollover Contribution to the Plan.

The Plan Administrator must approve any Rollover Contribution and reserves the right to refuse to accept any such contribution. If your Rollover Contribution to the Plan is not a direct rollover (i.e., you received a cash distribution from your eligible retirement plan), then it must be received by the Trustee within 60 days of your receipt of the distribution and must not contain any after tax contribution amounts. Rollover Contributions may only be made in the form of cash, allowable fund shares, or (if the Plan allows new loans in accordance with the terms of this SPD) promissory notes from an eligible retirement plan. Your Rollover Contributions Account will be subject to the terms of this Plan and will always be fully vested and nonforfeitable. In general, if you receive an eligible rollover distribution as a surviving spouse of a participant or as a spouse or former spouse who is an “alternate payee” pursuant to a qualified domestic relations order (“QDRO”), you may also make a Rollover Contribution to the Plan.

The Plan will not accept a Rollover Contribution of any amounts attributable to Roth (after-tax deferral) contributions made to another plan.

IV. Investments

A.	Investments

The Employee Retirement Income Security Act of 1974 (ERISA) imposes certain duties on the parties who are responsible for the operation of the Plan. These parties, called fiduciaries, have a duty to invest Plan assets in a prudent manner. However, an exception exists for plans that comply with ERISA Section 404(c) and permit a Participant to exercise control over the assets in his/her Account and choose from a broad range of investment alternatives. This Plan is intended to be a Section 404(c) plan. To the extent that you have directed the investment of assets in your Account under the Plan, you are responsible for the investment decisions you made relating to those assets and the Plan fiduciaries are not responsible for any losses resulting from your investment instructions. In addition, you have the right to direct the trustee regarding mutual fund proxy voting based on the number of shares you own. Please see Appendix A for a list of the investments currently available under the Plan. If you want additional information about any investment alternative, you may request any of the following information by contacting Fidelity by calling 1-800-835-5097 or by accessing NetBenefits® at www.401k.com:

•

A description of the annual operating expenses of each investment fund (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to you, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

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•	Prospectuses, financial statements and reports, plus any other material provided to the Plan which relates to the available investment alternatives;

•

A list of the assets comprising the portfolio of each investment fund that constitute plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset (or the proportion of the investment fund which it comprises), and with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

•

Information concerning the value of shares or units of the investment funds available to you under the Plan, as well as the past investment performance of such funds, determined net of expenses, on a reasonable and consistent basis; and

•	Information concerning the value of shares or units in the investment funds held in your Plan account.

B.	Fidelity® Portfolio Advisory Service at Work

Fidelity® Portfolio Advisory Service at Work (the “Service”) is a managed account service that invests your workplace savings plan account in one of several model portfolios created from a mix of your plan’s eligible investment options. The Service is managed by Strategic Advisers, Inc., a registered investment adviser and a Fidelity Investments company. The investment options selected are spread among broadly diversified investment types designed to help enhance growth and manage risk. When you enroll in the Service, you are assigned to a model portfolio based on either your investment time horizon, or on your financial situation, risk tolerance, and investment time horizon, depending upon what you choose during enrollment. Once enrolled, your current workplace savings account balance will be reallocated to align with the investment allocation of your assigned model portfolio; your future contributions will also be invested according to this model portfolio.

While enrolled in the Service, you are delegating the ongoing management of your account to the Service. You will not be able to make any exchanges among investment options or otherwise direct or restrict the management of your account. The Service will allocate and, when appropriate, reallocate the assets in your account to ensure that it stays in balance with the model portfolio’s current mix of investments. Whenever your account is reallocated or rebalanced to fit your model portfolio, you will receive a confirmation detailing the transactions. You will also receive prospectuses for any investment option you did not previously own.

For more information regarding Fidelity® Portfolio Advisory Service at Work, or to enroll, log onto NetBenefits® at https://netbenefits.fidelity.com/pas or call a Fidelity Representative at 866-811-6041.

C.	Statement of Account

The assets in the Plan are invested in available investment options and a separate Account is established for each Participant who receives and/or makes a contribution. The value of your Account is updated each business day to reflect any contributions, exchanges between investment options, investment earnings or losses for each investment option and withdrawals. Your account statement is available online through NetBenefits® at www.401k.com. You can view and print a statement for any time period up to 24 previous months. A statement is also available to be automatically mailed to you every three months. You can initiate these mailings by logging on to NetBenefits® and selecting Mail Preferences under the Accounts tab.

D.	Election

The Plan is intended to qualify as a Participant-directed plan under Section 404(c) of ERISA. This means that you are responsible for your investment decisions under the plan and any resulting investment activity. The plan fiduciaries, including, but not limited to, Fidelity Management Trust Company and Kewaunee Scientific Corp., are not responsible for any losses incurred as a result of your investment decisions.

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V. Vesting

The term “vesting” refers to your nonforfeitable right to the money in your Account. You receive vesting credit for the number of years that you have worked for your Employer.

If you terminate your employment with your Employer, you may be able to receive a portion or all of your Account based on your vested percentage. You are always 100% vested in your Rollover Contributions, Employer Nonelective Contributions, After-Tax Contributions, Qualified Nonelective Contributions, Deferral Contributions, Safe Harbor Matching Employer Contributions and any earnings thereon.

Additional Vesting Schedule

Employees who are members of certain class(es), specified below, receive a different vesting schedule for the below-specified contribution:

Your Pre 5/1/05 ER Match contributions will be subject to the vesting schedule appearing immediately below if you are a member of the following class: The following vesting schedule applies to Participants who were terminated or retired before 5/1/05.

Years of Service	Vesting Percentage
less than 2	0
2	20
3	40
4	60
5	80
6	100

VI. Participant Loans

A.	General Loan Rules

Loans shall be made available to all qualifying Participants on a reasonably equivalent basis. However, loans may not be made to an eligible Employee who makes a rollover contribution and who has not satisfied the Plan’s age, service and entry date requirements. Loans are not considered distributions and are not subject to Federal or state income taxes, provided they are repaid as required. While you do have to pay interest on your loan, both the principal and interest are deposited in your Account.

B.	Specific Loan Procedures

1.	Loan Application

If you have met the Plan’s eligibility and entry date requirements, you may apply for a loan by calling the Fidelity Retirement Benefits Line, 1-800-835-5097 or by accessing the NetBenefits® web site at www.401k.com. All telephone calls will be recorded. You may apply for only one loan each calendar year. All loans have been pre-approved by the Plan Administrator based on the criteria outlined in the Plan’s loan procedures. Loans will be allowed for any purpose. A loan set up fee of $75 will be deducted from your Account for each new loan processed.

2.	Loan Amount

The minimum loan is $1,000 and the maximum amount is the lesser of one-half of your vested Account balance or $50,000 reduced by the highest outstanding loan balance in your Account during the prior twelve month period. All of your loans from plans maintained by your Employer or a Related Employer will be considered for purposes of determining the maximum amount of your loan. Up to 50% of your vested Account balance may be used as collateral for any loan.

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3.	Number of Loans

You may only have 1 loan outstanding at any given time. If you have an existing loan you may not apply for another loan until the existing loan is paid in full.

4.	Interest Rate

All loans shall bear a reasonable rate of interest as determined by the Plan Administrator based on the prevailing interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances. The interest rate shall remain fixed throughout the duration of the loan.

5.	Loan Repayments and Loan Maturity

All loans must be repaid in level payments through after-tax payroll deductions on at least a quarterly basis over a five year period unless it is for the purchase of your principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan. If repayment is not made by payroll deduction, a loan shall be repaid to the Plan by payment to the Employer. You will be assessed an annual fee of $25 for each outstanding loan. The level repayment requirement may be waived for a period of one year or less if you are on a leave of absence, however, your loan must still be repaid in full on the maturity date. If you are on a military leave of absence, the repayment schedule may be waived for the entire length of the time missed on leave. Your loan will accrue interest during this time, and upon return from a military leave of absence, your loan will be reamortized to extend the length of the loan by the length of the leave. If a loan is not repaid within its stated period, it will be treated as a taxable distribution to you.

6.	Default or Termination of Employment

The Plan Administrator shall consider a loan in default if any scheduled repayment remains unpaid as of the last business day of the calendar quarter following the calendar quarter in which a loan is initially considered past due. In the event of a default, death, disability, or termination of employment, the entire outstanding principal and accrued interest shall be immediately due and payable. However, if your termination of employment results from a corporate action on the part of your employer and you remain performing the same job after that corporate action, within 60 days of your termination of employment you may request that the Plan Administrator roll over your loan to your new employer’s retirement plan (if such new plan will accept your loan roll over). Unless you roll over your loan, any default in repayment to the Plan will result in the treating of the balance due for your loan as a taxable distribution from the Plan.

VII. In Service Withdrawals

The following types of withdrawals are available under the Plan:

A.	Hardship Withdrawals

If you are an Employee and request a hardship withdrawal and it is approved by the Plan Administrator, you may withdraw certain contributions to satisfy any of the following immediate and heavy financial needs: (1) medical expenses for you, your spouse, children or dependents; (2) the purchase of your principal residence; (3) to prevent your eviction from, or foreclosure on, your principal residence; (4) to pay for post-secondary education expenses (tuition, related educational fees, room and board) for you, your spouse, children or dependents for the next twelve months; (5) to make payments for burial or funeral expenses for your deceased parent, spouse, child or dependent; (6) to pay expenses for the repair of damage to your principal residence that would qualify for the casualty deduction under Section 165 of the Internal Revenue Code (without regard to whether the loss exceeds 10% of adjusted gross income); or any other immediate and heavy financial need as determined based on Internal Revenue Service regulations. In accordance with Internal Revenue Service regulations, you must first exhaust all other assets reasonably available to you prior to obtaining a hardship withdrawal. This includes obtaining a withdrawal of any after-tax contribution in your Account and a loan from this Plan and any other qualified plan maintained by your Employer. Your Deferral Contributions to this Plan, and any other Employer-sponsored qualified or non-qualified plan, will be suspended for six months after your receipt of the hardship withdrawal. The minimum hardship withdrawal is $500. Hardship withdrawals will be subject to the 10% nonperiodic income tax withholding rate unless you elect out of the withholding. Contributions available to withdraw under the terms of this section are:

•	Employee Deferral

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B.	Withdrawals After Age 70 1/ 2

Starting in the calendar year in which you reach age 70 1/2, you may elect to receive distributions calculated in the same manner as Minimum Required Distributions. For more information, please refer to the paragraph so entitled under the Distributable Events subsection of this SPD’s section on Distribution of Benefits below.

C.	Withdrawals After Normal Retirement Age

You may elect to withdraw your vested Account balance after you reach the Plan’s normal retirement age, 65, or delay it until you retire. Notwithstanding the above, by law certain contributions including employee deferral, qualified matching, safe harbor matching, qualified nonelective, and safe harbor nonelective contributions cannot be withdrawn prior to age 59 1/2.

D.	Withdrawals of After-Tax Contributions

If you have previously made after-tax contributions then you may elect to withdraw all or a portion of your contributions. There is no limit on the number of withdrawals of this type.

E.	Withdrawals of Qualified Voluntary Employee Contributions

Prior to 1987, the Plan allowed you to make qualified voluntary employee contributions. These were tax deductible Individual Retirement Account contributions that were contributed to the Plan. You may elect while you are employed by your Employer to withdraw all or a portion of your qualified voluntary employee contributions Account.

F.	Withdrawals of Rollover Contributions

If you have a balance in your rollover contributions Account, you may elect to withdraw all or a portion of it. There is no limit on the number of withdrawals of this type.

The amount of any taxable withdrawal other than the return of your after-tax contributions that is not rolled over into an Individual Retirement Account or another qualified employer retirement plan will be subject to Federal and state, if applicable, income taxes. In general, the amount of any taxable withdrawal that is not rolled over into an Individual Retirement Account or another qualified employer retirement plan will be subject to 20% Federal Income Tax and any applicable State Income Tax. A 10% Internal Revenue Code early withdrawal penalty tax may apply to the amount of your withdrawal if you are under the age of 59 1/2 and do not meet one of the Internal Revenue Code exceptions.

The Plan Administrator will notify you of the appropriate procedures to make a withdrawal from the Plan. Consult your Plan Administrator for more information.

VIII. Distribution of Benefits

A.	Eligibility For Benefits

A distribution can be made to you if you request one due to your disability, retirement, or termination of employment from your Employer and any Related Employer. Your Beneficiary or Beneficiaries may request a distribution of your vested Account balance in the event of your death. The value of your Account balance will continue to increase or decrease, as appropriate, based on the investment returns until it is distributed.

You may defer receipt of your distribution until a later date. However, you cannot postpone it if your vested Account balance is $5,000 or less in which case the Plan Administrator will direct the Trustee that any amount exceeding $1,000 be distributed to an Individual Retirement Account or Annuity (“IRA”) for your benefit. If your vested Account balance is $1,000 or less, the Plan Administrator will direct the Trustee to distribute it to you as a lump sum distribution without your consent. Prior to such distribution you still have the right to request that the amount be distributed directly to you in the form of a lump sum payment or to request that it be rolled-over to a different IRA provider or another retirement plan eligible to receive rollover contributions.

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	10

If you fail to request a different treatment of an automatic distribution under the Plan’s Cash-Out Provision, your distribution will be paid over to an IRA provider chosen by the Plan Administrator and invested in a product designed to preserve the principal of that distribution while still providing a reasonable rate of return and preserving liquidity. The fees assessed against this newly established IRA by its provider will be paid by the participant.

If you have questions regarding the Plan’s automatic rollover rules, the Plan’s IRA provider for automatic rollovers, or the fees and expenses applicable to the automatic rollover IRA, please contact the Plan Administrator. Your consent will be required for any distribution if your vested Account balance is greater than $5,000.

You should consult with your tax advisor to determine the financial impact of your situation before you request a distribution. You may apply for a distribution by calling the Fidelity Retirement Benefits Line at 1-800-835-5097 and/or by accessing the NetBenefits® web site at www.401k.com. All telephone calls will be recorded. Most distributions have been pre-approved by the Plan Administrator.

B.	Distributable Events

You are eligible to request a distribution of your vested Account balance based on any of the following events:

1.	Death

If you are a Participant in the Plan and die, your vested Account balance, if any, will be paid to your designated Beneficiary or Beneficiaries. You may designate a Beneficiary or Beneficiaries on a designation form that must be properly signed and filed with the Plan Administrator. If you are married and want to designate someone other than your spouse as your primary Beneficiary, your spouse must consent to this designation by signing the form. His/her signature must be witnessed by a Plan representative or a notary public. You should contact the Plan Administrator to obtain a designation of beneficiary form.

2.	Disability

If you become disabled while you are employed by your Employer or a Related Employer, so that you are eligible for disability benefits under your Employer’s Long-Term Disability Plan or determined disabled by a physician selected by the Plan Administrator, the full value of your Account balance may be distributed to you upon request. You may request a distribution of your Account balance only if you terminate your employment with your Employer or Related Employer.

3.	Retirement

You do not have to terminate your employment with your Employer just because you attain your normal retirement age of 65.

4.	Minimum Required Distributions

You are required by law to receive a minimum required distribution from the Employer’s Plan, unless you are a five percent owner of the Employer, no later than April 1 of the calendar year following the calendar year you turn 70 1/2 or terminate your employment, whichever is later. If you are a five percent owner of the Employer, you must start receiving your distribution no later than April 1 of the calendar year following the calendar year you turn 70 1/2. Once you start receiving your minimum required distribution, you should receive it at least annually and you should complete the appropriate documentation each year until all assets in your Account are distributed. If you have any questions about your minimum required distributions, please contact your Plan Administrator.

5.	Termination of Employment

Generally, if you terminate your employment with your Employer and all Related Employers, you may elect to receive a distribution of your vested Account balance from the Plan.

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	11

C.	Form of Payments

1.	Lump Sum Distributions

Your entire vested Account balance will be paid to you in a single distribution or other distribution that you elect.

a)	Non-rollover Distribution

Any distribution paid directly to you will be subject to mandatory Federal income tax withholding of 20% of the taxable distribution and the remaining amount will be paid to you. You cannot elect out of this tax withholding but you can avoid it by electing a direct rollover distribution as described below. This withholding is not a penalty but a prepayment of your Federal income taxes.

You may rollover the taxable distribution you receive to an individual retirement account (IRA) or your new employer’s qualified plan, if it accepts rollover contributions and you roll over this distribution within 60 days after receipt. You will not be taxed on any amounts timely rolled over into the IRA or your new employer’s qualified Plan until those amounts are later distributed to you. Any amounts not rolled over may also be subject to certain early withdrawal penalties prescribed under the Internal Revenue Code.

b)	Direct Rollover Distribution

As an alternative to a non-rollover distribution, you may request that your entire distribution be rolled directly into a Fidelity IRA, a non-Fidelity IRA or to your new employer’s qualified plan if it accepts rollover contributions. Federal income taxes will not be withheld on any direct rollover distribution.

When you call the Fidelity Retirement Benefits Line to take a withdrawal, you will be asked whether you will be rolling over any part of your distribution. If you wish to have any part of your distribution rolled over to an IRA or another qualified plan, you will need to speak to a Fidelity representative.

1.	Rollover to Fidelity IRA - You will be asked whether you have received a Fidelity Service for Exiting Employees (‘SEE’) Rollover IRA Kit. If you haven’t received a SEE Kit, the Fidelity representative will send out one. Then, your rollover request will be entered on the system and will pend (for up to 90 days) until the Rollover IRA account is set up. You must return the signed Rollover IRA application to Fidelity’s Retail Customer Service Department (in Dallas, TX) in order to set up the Rollover IRA account. Once the Rollover IRA account has been set up, your vested Account balance will be transferred to the Fidelity Rollover IRA.

2.	Rollover to Non-Fidelity IRA - A check will be issued by the Trustee payable to the IRA custodian or trustee for your benefit. The check will contain the notation ‘Direct Rollover’ and it will be mailed directly to you. You will be responsible for forwarding it on to the custodian or trustee. You must provide the Plan Administrator with complete information to facilitate your direct rollover distribution.

3.	Rollover to your New Employer’s Qualified Plan – You should check with your new employer to determine if its plan will accept rollover contributions. If allowed, then a check will be issued by the Trustee payable to the trustee of your new employer’s qualified plan. The check will contain the notation ‘Direct Rollover’ and it will be mailed directly to you. You will be responsible for forwarding it on to the new trustee. You must provide the plan Administrator with complete information to facilitate your direct rollover distribution.

c)	Combination Non-rollover Distribution and Direct Rollover Distribution

You may request that part of your distribution be paid directly to you and the balance rolled into an IRA, your new employer’s retirement plan, or a 403(a) annuity. Any part of the distribution paid directly to you will be subject to the Federal income tax withholding rules referred to in subsection a) above and any direct rollover distribution will be made in accordance with section b) above. Your direct rollover distribution must be at least $500.

You will pay income tax on the amount of any taxable distribution you receive from the Plan unless it is rolled into an IRA or your new employer’s qualified Plan. A 10% IRS premature distribution penalty tax may also apply to your taxable distribution unless it is rolled into an IRA or another qualified plan. The 20% Federal income tax withheld under this section may not cover your entire income tax liability. In the

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	12

case of a combination distribution, if any portion of the eligible rollover distribution consists of after-tax contributions, the amount paid directly to you will be considered to consist completely of after-tax contributions before any after-tax contributions are attributed to the portion paid as a direct rollover. Consult with your tax advisor for further details.

2.	Installment Distributions

Your vested Account balance will be paid to you in substantially equal amounts over a period of time. You may elect annual or more frequent installments. You may elect to receive a lump sum distribution after you start to receive installment distributions, by completing the appropriate documentation. The direct rollover distribution rules referred to in the lump sum distribution section also apply to installment distributions.

IX. Miscellaneous Information

A.	Benefits Not Insured

Benefits provided by the Plan are not insured or guaranteed by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this particular Plan. You will only be entitled to the vested benefits in your Account based upon the provisions of the Plan and the value of your Account will be subject to investment gains and losses.

B.	Attachment of Your Account

Your Account may not be attached, garnished, assigned or used as collateral for a loan outside of this Plan except to the extent required by law. Your creditors may not attach, garnish or otherwise interfere with your Account balance except in the case of a proper Internal Revenue Service tax levy or a Qualified Domestic Relations Order (QDRO). A QDRO is a special order issued by the court in a divorce, child support or similar proceeding. In this situation, your spouse, or former spouse, or someone other than you or your Beneficiary, may be entitled to a portion or all of your Account balance based on the court order. Participants and Beneficiaries can obtain, without a charge, a copy of QDRO procedures from the Plan Administrator.

C.	Plan-to-Plan Transfer Of Assets

Your Employer may direct the Trustee to transfer all or a portion of the assets in the Account of designated Participants to another plan or plans maintained by your Employer or other employers subject to certain restrictions. The plan receiving the Trust Funds must contain a provision allowing the transfer and preserve any benefits required to be protected under existing laws and regulations. In addition, a Participant’s vested Account balance may not be decreased as a result of the transfer to another plan.

D.	Plan Amendment

Your Employer reserves the authority to amend certain provisions of the Plan by taking the appropriate action. However, any amendment may not eliminate certain forms of benefits under the Plan or reduce the existing vested percentage of your Account balance derived from Employer contributions. If you have three or more years of service with your Employer and a Related Employer and the vesting schedule is amended, then you will be given a choice to have the vested percentage of future Employer contributions made to your Account computed under the new or the old vesting schedule. The Plan Administrator will provide you with the appropriate information to make an informed decision if the Plan’s vesting schedule is amended.

E.	Plan Termination

Your Employer has no legal or contractual obligation to make annual contributions to or to continue the Plan. Your Employer reserves the right to terminate the Plan at any time by taking appropriate action as circumstances may dictate, with the approval of the Board of Directors. In the event the Plan should terminate, each Participant affected by such termination shall have a vested interest in his Account of 100 percent. The Plan Administrator will facilitate the distribution of Account balances in single lump sum payments to each Participant in accordance with Plan provisions until all assets have been distributed by the Trustee.

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F.	Interpretation of Plan

The Plan Administrator has the power and discretionary authority to construe the terms of the Plan based on the Plan document, existing laws and regulations and to determine all questions that arise under it. Such power and authority include, for example, the administrative discretion necessary to resolve issues with respect to an Employee’s eligibility for benefits, credited services, disability, and retirement, or to interpret any other term contained in Plan documents. The Plan Administrator’s interpretations and determinations are binding on all Participants, Employees, former Employees, and their Beneficiaries.

G.	Electronic Delivery

This Summary Plan Description and other important Plan information may be delivered to you through electronic means. This Summary Plan Description contains important information concerning the rights and benefits of your Plan. If you receive this Summary Plan Description (or any other Plan information) through electronic means you are entitled to request a paper copy of this document, free of charge, from the Plan Administrator. The electronic version of this document contains substantially the same style, format and content as the paper version.

X. Internal Revenue Code Tests

A.	Non-Discrimination Tests

The Plan must pass Internal Revenue Code non-discrimination tests as of the last day of each Plan Year to maintain a qualified Plan. These tests are intended to ensure that the amount of contributions under the Plan do not discriminate in favor of Highly Compensated Employees. In order to meet the tests, your Employer encourages participation from all eligible Employees. Depending upon the results of the tests, the Plan Administrator may have to refund Deferral Contributions contributed to the Plan and vested matching contributions to certain Highly Compensated Employees, as determined under Internal Revenue Service regulations. Deferral Contributions or matching contributions will be refunded to you from applicable investment options. You will be notified by the Plan Administrator if any of your contributions will be refunded to you.

B.	Top Heavy Test

The Plan is subject to the Internal Revenue Code “top-heavy” test. Each Plan Year, the Plan Administrator tests this Plan, together with any other Employer-sponsored qualified plans that cover one or more key employees, to ensure that no more than 60% of the benefits are for key employees. If this Plan is top-heavy, then your Employer may be required to make a minimum annual contribution on your behalf to this, or another Employer sponsored plan, if you are employed as of Plan Year-end. In addition, the following vesting schedule will be used instead of the one previously listed in the vesting section of this Summary Plan Description.

Years of Service	Vesting Percentage
less than 1	100
1	100

XI. Participant Rights

A.	Claims

1.	Claims Procedures

A plan participant or beneficiary may make a claim for benefits under the Plan. Any such claim you file must be submitted to the Plan Administrator in a form and manner acceptable to the Plan Administrator. Contact your Plan Administrator for more information. Generally, the Plan Administrator will provide you with written notice of the disposition of your claim within 90 days after receipt of your claim by the Plan. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 90-day

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	14

period. In no event shall such extension exceed a period of 90 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. (A different procedure applies for disability related claims – see the next paragraph). In the event the claim is denied, the Plan Administrator will disclose to you in writing the specific reasons for the denial, a reference to the specific provisions of the Plan on which the determination is based, a description of additional material or information necessary for the claimant to perfect the claim and an explanation of why it is required, and information about the steps that must be taken to submit a timely request for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following as adverse determination upon review.

If your claim concerns disability benefits under the Plan, the Plan Administrator must notify you in writing within 45 days after you have filed your claim in order to deny it. If special circumstances require an extension of time to process your claim, the Plan Administrator must notify you before the end of the 45-day period that your claim may take up to 30 days longer to process. If special circumstances still prevent the resolution of your claim, the Plan Administrator may then only take up to another 30 days after giving you notice before the end of the original 30-day extension. If the Plan Administrator gives you notice that you need to provide additional information regarding your claim, you must do so within 45 days of that notice.

2.	Review Procedures (For Appeal of an Adverse Benefit Determination)

You may appeal the denial of your claim made under the procedures described above within 60 days after the date following your receipt of notification of the denied claim (a different procedure applies for disability related claims – see the next paragraph) by filing a written request for review with the Plan Administrator. This written request may include comments, documents, records, and other information relating to your claim for benefits. You shall be provided, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Generally, the Plan Administrator will provide you with written notice of the disposition of your claim on review within 60 days after receipt of your appeal by the Plan. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. (A different procedure applies for disability related claims – see the next paragraph). In the event the claim on review is denied, the Plan Administrator will disclose to you in writing the specific reasons for the denial, a reference to the specific provisions of the Plan on which the determination is based, a description of additional material or information necessary for the claimant to perfect the claim and an explanation of why it is required, and information about the steps that must be taken to submit a timely request for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following as adverse determination upon review.

If your initial claim was for disability benefits under the Plan and has been denied by the Plan Administrator, you have 180 days from the date you receive notice of your denial in which to appeal that decision. Your review will be handled completely independently of the findings and decision made regarding your initial claim and will be processed by an individual who is not a subordinate of the individual who denied your initial claim. If your claim requires medical judgment, the individual handling your appeal will consult with a medical professional who was not consulted regarding your initial claim and who is not a subordinate of anyone consulted regarding your initial claim and identify that medical professional to you. The Plan Administrator must notify you in writing within 45 days after you have filed your claim in order to deny it. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 45-day period. In no event shall such extension exceed a period of 45 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

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The Plan Administrator shall notify you of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of your request for review by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to you prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

The Plan Administrator shall provide you with written notification of a plan’s benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by you – the specific reason or reasons for the adverse determinations, reference to the specific plan provisions on which the benefit determination is based, a statement that you are entitled to receive, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

B.	Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report each year.

•

Obtain a statement telling you the fair market value of your vested, accrued benefit, as of the date for which the benefits are reported, if you stop working under the Plan now. If you do not have a right to a benefit under the plan, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

Prudent Actions by Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you, other Plan Participants and Beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. The Plan’s agent for legal service of process in the event of a lawsuit is the Plan Administrator. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

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If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XII. Services and Fees

Fees and expenses charged under your Account will impact your retirement savings, and fall into three basic categories. Investment fees are generally assessed as a percentage of assets invested, and are deducted directly from your investment returns. Investment fees can be in the form of sales charges, loads, commissions, 12b-1 fees, or management fees. Certain of these Investment fees may not apply depending upon the funds and share classes available in the Plan. You can obtain more information about such fees from the documents (e.g., a prospectus) that describe the investments available under your Plan and from Appendix A: Investment Options. Plan administration fees cover the day-to-day expenses of your Plan for recordkeeping, accounting, legal and trustee services, as well as additional services that may be available under your Plan, such as daily valuation, telephone response systems, internet access to plan information, retirement planning tools, and educational materials. In some cases, these costs are covered by investment fees that are deducted directly from investment returns. In other cases, these administrative fees are either paid directly by your Employer, or are passed through to the participants in the Plan, in which case a recordkeeping fee will be deducted from your Account. Transaction-based fees are associated with optional services offered under your Plan, and are charged directly to your Account if you take advantage of a particular plan feature that may be available, such as a Plan loan. For more information on fees associated with your Account, refer to your Account statement or speak with your Plan Administrator.

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Appendix A. Investment Options

You have the opportunity to direct the investments of your Account among the following investment funds:

Name	Ticker Symbol	Fund Code	Fund Objective
Fidelity Retirement Money Market Portfolio	FRTXX	0630	Seeks to provide as high a level of current income as is consistent with the preservation of principal and liquidity.

Fidelity U.S. Treasury Money Market Fund	FDLXX	0415	Seeks to provide as high a level of current income as is consistent with the preservation of principal and liquidity.

Fidelity U.S. Bond Index Fund	FBIDX	0651	Seeks to provide investment results that correspond to the total return of the bonds in the Barclays Capital U.S. Aggregate Bond Index.

Fidelity Strategic Income Fund	FSICX	0368	Seeks to provide a high level of current income. The fund may also seek capital appreciation.

Fidelity Short-Term Bond Fund	FSHBX	0450	Seeks to provide a high level of current income that is consistent with the preservation of capital.

Fidelity Puritan Fund	FPURX	0004	Seeks to provide income and capital growth consistent with reasonable risk.

American Century Large Company Value Fund Investor Class	ALVIX	OSBA	Seeks to provide long-term capital growth. Income is a secondary objective.

Fidelity Value Fund	FDVLX	0039	Seeks to provide capital appreciation.

Northern Small Cap Value Fund	NOSGX	OKHE	The Fund seeks to provide long-term capital appreciation. Any income received is incidental to this objective.

Fidelity Disciplined Equity Fund	FDEQX	0315	Seeks to provide capital growth.

Neuberger Berman Partners Fund Trust Class	NBPTX	OFN5	Seeks to provide capital growth.

Spartan® 500 Index Fund Investor Class	FUSEX	0650	Seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) performance of common stocks publicly traded in the United States.

Fidelity Blue Chip Growth Fund	FBGRX	0312	Seeks to provide growth of capital over the long term.

Fidelity Capital Appreciation Fund	FDCAX	0307	Seeks to provide capital appreciation.

Fidelity Contrafund®	FCNTX	0022	Seeks to provide capital appreciation.

Rainier Small/Mid Cap Equity Portfolio	RIMSX	OF2W	Seeks to provide long-term capital growth.

Baron Small Cap Fund	BSCFX	OQQY	Seeks to provide long-term capital appreciation.

Fidelity International Discovery Fund	FIGRX	0305	Seeks to provide long-term growth of capital.

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Spartan® International Index Fund	FSIIX	0399	Seeks to provide investment results that correspond to the total returns of foreign stock markets.

Fidelity Freedom Income Fund®	FFFAX	0369	The fund is designed for those investors already in retirement. The fund seeks to provide high current income and, as a secondary objective, some capital appreciation. Additionally, it seeks to maintain a stable asset allocation from year to year.

Fidelity Freedom 2000 Fund®	FFFBX	0370	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2005 Fund®	FFFVX	1312	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2010 Fund®	FFFCX	0371	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2015 Fund®	FFVFX	1313	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2020 Fund®	FFFDX	0372	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2025 Fund®	FFTWX	1314	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

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Fidelity Freedom 2030 Fund®	FFFEX	0373	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2035 Fund®	FFTHX	1315	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2040 Fund®	FFFFX	0718	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2045 Fund®	FFFGX	1617	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Fidelity Freedom 2050 Fund®	FFFHX	1618	The fund is designed for investors expecting to retire around the year indicated in the fund name. The fund seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

If you have not supplied investment instructions, your Employer has directed that your contributions to the plan will be invested, based upon your date of birth, in the Fidelity Freedom Funds described in the above table of this Appendix A. These funds are subject to the volatility of the financial markets and may be subject to the additional risks associated with investing in high yield, small cap and foreign securities including the risk of loss of your principal investment.

You may redirect the investment of your future contributions or exchange your existing Account balance among available investment options by calling 1-800-835-5097 on any business day between 8:30 AM (ET) and 8:00 PM (ET). This is an automated telephone service and you should follow the telephonic instructions or you can press the appropriate number if you want to talk to a Fidelity telephone representative. All representative-assisted calls will be recorded for your protection. You may call the telephone number virtually 24 hours a day, seven days a week to check Account balances, prices, yields or obtain investment information. You may also use the internet to redirect the investment or your future contributions or exchange your existing Account balance by logging onto NetBenefits® at www.401k.com. Please contact the Plan Administrator for further information.

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	20

Exchanges received and confirmed before the close of the market (usually 4:00 PM (ET)) will be posted on that business day based upon the closing price of the affected investment(s). Exchanges received and confirmed after the market close will be processed on the next business day based upon the closing price of the affected investment(s) on that next business day. The minimum exchange is the lesser of $250 or 100% of your Account balance in the investment option. If your exchange is less than $250 then it may only be exchanged into one investment option. A confirmation of your change in the investment of your future contributions or your exchange of an existing fund will be sent to you within five business days or an online confirmation will be displayed on NetBenefits®. Fidelity reserves the right to change, restrict, or terminate exchange procedures to protect mutual fund shareholders.

If you are enrolled in the Fidelity Portfolio Advisory Service at Work described in Article IV, you will be unable to change how your Account is invested.

401(k) Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation	21